SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

July 30, 2007

TRULITE, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-51696	20-1372858
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

5 HOUSTON CENTER
1401 McKINNEY STREET, SUITE 900
HOUSTON, TX 77010-4035
(Address of principal executive offices including Zip Code)

(713) 888-0660
(Registrant's telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On July 30, 2007, Trulite, Inc. (the “Company”) entered into an Amendment to Promissory Notes (which was effective as of June 29, 2007), by and between the Company and Standard Renewable Energy Group, LLC (“SREG”). SREG wholly owns NewPoint Energy Solutions, LP (“NewPoint”), the owner of approximately 45.2% of the Company’s common stock. The amendment extended the maturity of four promissory notes with an aggregate principal balance of $960,000 until December 31, 2007. In consideration for the extension, the Company agreed to a change in the adjusted interest rate payable under each note from the Prime Rate plus three percent to the Prime Rate plus four percent. As amended, the promissory notes will maintain a fixed interest rate of 11.25% through the date of the interest rate change date that is specific to each note, at which point the rate will increase to the amended rate of the prime rate plus four percent.

On July 30, 2007, Trulite, Inc. (the “Company”) entered into an Amendment to Promissory Notes (which was effective as of June 29, 2007), by and between, Contango Venture Capital Corporation (“CVCC”), the owner of approximately 17% of the Company's outstanding common stock, which extended the maturity of three promissory notes with an aggregate principal balance of $765,000 until December 31, 2007. In consideration for the extension, the Company agreed to a change in the adjusted interest rate payable under each note from the Prime Rate plus three percent to the Prime Rate plus four percent. As amended, the promissory notes will maintain a fixed interest rate of 11.25% through the date of the interest rate change date that is specific to each note, at which point the rate will increase to the amended rate of the prime rate plus four percent.

On July 30, 2007, Trulite, Inc. (the “Company”) entered into an Amendment to Promissory Note (which was effective as of June 29, 2007), by and between, Standard Renewable Energy, LP, which extended the maturity of a promissory note with a principal balance of $125,000 until December 31, 2007. In consideration for the extension, the Company agreed to a change in the interest rate from the Prime Rate plus three percent to the Prime Rate plus four percent.

On July 30, 2007, the Company entered into three separate Second Amendment to Subscription Agreement, by and between the Company, on the one hand, and SREG, Standard Renewable Energy, LP and CVCC on the other hand (collectively, the “Amended Subscription Agreements”). The original agreements dated April 5, 2007, as amended, effective April 24, 2007, allowed the exchange of the Company’s outstanding promissory notes aggregating $1,850,000 on April 24, 2007, plus accrued and unpaid interest through the date of conversion, for shares of the Company’s common stock on terms previously reported. Under the Amended Subscription Agreements, the Company and the holders of the notes agreed that on the first business day following the date on which the Company first has outstanding 14,485,491 shares of common stock, the Company will issue to the holders of the notes a number of shares of common stock determined by multiplying 2 times the quotient of (x) the aggregate principal balance of and accrued but unpaid interest on the notes as of the close of business on the day before such issuance divided by (y) the lesser of (i) $1.00 or (ii) the average closing sale price for the Company’s common stock as quoted on the Over the Counter Bulletin Board for the ten trading days immediately preceding the date the Company has outstanding 14,485,491 shares of common stock outstanding. The Amended Subscription Agreements expire December 31, 2007.

Item 1.02.  Termination of a Material Definitive Agreement

On August 2, 2007, the Company terminated an agreement with HPC Capital Management (“HPC”) (the “Agreement”) which was entered into on July 10, 2007, pursuant to which HPC had agreed to provide to the Company on a non-exclusive basis investment banking, financial advisory and consulting services. The Agreement provided that either party may terminate by delivery of written notice to the other party. The Agreement provides that in the event that prior to the first anniversary of the date of termination the Company engages in certain types of financing or business combination transactions with a party or parties introduced to the Company by HPC during the term of the Agreement, the Company will have certain compensation obligations to HPC under the terms of the Agreement.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

10.74	Agreement, dated July 10, 2007, between Trulite, Inc. and HPC Capital Management

10.75	Amendment To Promissory Note, dated June 29, 2007, made by Trulite, Inc., in favor of Standard Renewable Energy Group, LLC.

10.76	Amendment To Promissory Note, dated June 29, 2007, made by Trulite, Inc., in favor of Contango Venture Capital Corporation.

10.77	Amendment To Promissory Note, dated June 29, 2007, made by Trulite, Inc., in favor of Standard Renewable Energy, LP.

10.78	Second Amendment To Subscription Agreement, dated June 29, 2007, made by Trulite, Inc., in favor of Standard Renewable Energy Group, LLC.

10.79	Second Amendment To Subscription Agreement, dated June 29, 2007, made by Trulite, Inc., in favor of Contango Venture Capital Corporation.

10.80	Second Amendment To Subscription Agreement, dated June 29, 2007, made by Trulite, Inc., in favor of Standard Renewable Energy, LP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRULITE, INC. (Registrant)

Dated: August 3, 2007	By:	/s/ G. Wade Stubblefield
Name: G. Wade Stubblefield
Title: Chief Financial Officer